Exhibit 99.1

1401 Harbor Bay Parkway
Alameda, CA 94502
PHONE 510 749 4200
FAX 510 749 6200
www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

ALAMEDA, CA – April 28, 2010 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $31.4 million for the first quarter of 2010 that ended March 27, 2010, compared to $45.7 million in the prior year quarter. For the first quarter of 2010, Celera reported a net loss $12.5 million, or $0.15 per share, compared to a net loss of $1.4 million, or $0.02 per share, for the prior year quarter.

There were a number of items in both the first quarters of 2010 and 2009 affecting the comparability of results that are listed in the reconciliation table below. These items increased the net loss by $2.8 million and $2.0 million for the first quarters of 2010 and 2009, respectively. Excluding the items listed in the reconciliation table below, Celera’s net loss on a non-GAAP basis for the first quarter of 2010 was $9.7 million, or $0.12 per share, compared to net income on a non-GAAP basis of $0.6 million, or $0.01 per share, for the first quarter of 2009.

“Despite challenging conditions, revenues and the non-GAAP loss both came in within our expectations for the first quarter of 2010,” said Kathy Ordoñez, Chief Executive Officer of Celera. “Berkeley HeartLab recently launched a 9p21 genetic testing service, as scheduled, to identify individuals at risk for early myocardial infarction, and we expect to launch in the third quarter a genetic testing service that helps assess an individual’s response to the anti-clotting drug, Plavix®, further strengthening our cardiovascular genetic pipeline. Importantly, cardiovascular genetic testing is growing year over year, and we expect to achieve our goal of doubling revenues from these services to more than $20 million this year.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the first quarter of 2010 was as follows:

•

Lab Services revenue was $17.5 million compared to $28.5 million in the prior year quarter, primarily as a result of lower sample volume, which declined approximately 26% year over year. During the first quarter, sample volumes were adversely impacted by the loss of business from

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

accounts serviced by former BHL sales representatives identified in the now settled litigation with Health Diagnostics Laboratory, Inc. (HDL), changes to BHL’s business that were implemented in the second half of 2009, and severe weather. While the decline in reimbursement rates has moderated in recent quarters, these were lower in the first quarter of 2010 compared to the prior year, and contributed to the first quarter revenue decline at BHL;

•

Products revenue was $9.9 million compared to $10.4 million in the prior year quarter. Lower sales of Celera manufactured products distributed by Abbott were partially offset by increased royalties from sales of RealTime™ assays used on the m2000™ system; and

•

Corporate revenue was $4.0 million compared to $6.8 million in the prior year quarter. The decline in revenue in the first quarter of 2010 was primarily due to lower revenues from licensees, including the previously disclosed completion of licensing payments by a licensee that ended in the fourth quarter of 2009, partially offset by increased royalty revenue.

•

SG&A expenses for the first quarter of 2010 were $23.7 million compared to $25.3 million in the prior year quarter, primarily due to a decrease in allowance for doubtful accounts and savings from the 2009 restructuring activities, partially offset by expenses associated with the expansion of the sales infrastructure and increased litigation costs. Allowance for doubtful accounts in the first quarter of 2010 was $1.8 million, or 5.7% of revenues, compared to $5.1 million, or 11.2% of revenues, in the prior year quarter. Excluding the allowance for doubtful accounts, SG&A expenses for the first quarter of 2010 were $21.9 million, or 69.7% of revenues, compared to $20.2 million, or 44.2% of revenues, in the prior year quarter.

•	In the first quarter of 2010, days sales outstanding were 60 compared to 63 in the fourth quarter of 2009.

•

R&D expenses for the first quarter of 2010 were $6.6 million, compared to $7.7 million in the prior year quarter, primarily as a result of the completion of certain discovery research and development projects and associated lower employee-related costs in the Corporate and Products segments.

•	At March 27, 2010, Celera’s cash and short-term investments were approximately $319 million, compared to approximately $326 million at December 26, 2009.

Business and Scientific Developments

•	Business Developments

•

On March 31, BHL launched a laboratory developed test that detects a variant in the 9p21 gene that identifies people at elevated risk for early myocardial infarction (MI), or heart attack, in males under 50 years and females under 60 years. Published studies involving approximately 35,000 participants have shown that carriers of the risk form of the 9p21 gene have up to 2-fold increased risk for having an early MI.

•	Scientific Developments

•

In April, Celera presented data at the 101st American Association for Cancer Research meeting in Washington, DC, on circulating protein biomarkers that detect non-small cell lung cancer. A key outcome of the study was the preliminary validation of a panel of 9 protein biomarkers that detected lung cancer with 90% sensitivity and 96% specificity in an independent cohort of patients.

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

•

Also in April, Celera presented data describing the biology of KIF6, a genetic marker for the management of coronary heart disease, at the 2010 Arteriosclerosis, Thrombosis and Vascular Biology Annual Conference in San Francisco, CA. A key finding was that the KIF6 protein was specifically expressed in mouse and human atherosclerotic lesions, but not in normal arteries.

•

In March, Celera published data extending the association between the KIF6 gene variant and differential reduction of coronary events from statin therapy in the elderly with prior vascular disease. The paper was published online ahead of print in the European Journal of Cardiovascular Prevention and Rehabilitation.

•

Also in March, Celera published an article in the American Journal of Cardiology that showed KIF6 was predictive of statin response in various ethnic groups in the secondary prevention Cholesterol and Recurrent Events (CARE) study.

Litigation Development

As recently announced, BHL settled its litigation with HDL, Blue Wave Healthcare Consultants, Inc., as well as seven former BHL employees identified in litigation filed by BHL in the United States District Court for the Eastern District of Virginia. The settlement agreement provides for the payment by HDL to BHL of an aggregate amount of approximately $7.0 million to be made in a series of payments in 2010 and 2011, with approximately $3.8 million to be paid in 2010 and the balance in 2011. The settlement agreement also provides for HDL to pay BHL an additional amount in 2011 based on samples HDL receives during 2010 from an agreed upon set of healthcare providers. Celera expects to record all payments from HDL as a separate line item under “legal settlements” in the periods when received and these amounts will be excluded from Celera’s non-GAAP earnings. The settlement agreement contains prohibitions, in effect for a defined period, on the parties named in the litigation from providing lab testing services for an agreed upon set of healthcare providers and from hiring BHL employees, subject to certain exceptions.

Outlook for 2010

Celera anticipates that its 2010 financial performance may be affected by a number of factors, including acceptance and utilization of its testing services and diagnostic products, reimbursement practices, economic pressures and the healthcare system generally, and disruption to the business as a result of the departure of the sales representatives identified in the now settled HDL litigation. Subject to the additional inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2010:

•	Total revenues are anticipated to be $145 - $155 million.

•	Gross margin, as a percentage of revenue, is anticipated to be 63% - 67%.

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

•	SG&A expenses are anticipated to be $90 - $100 million, and R&D expenses are anticipated to be $25 - $30 million.

•	Celera anticipates a net loss of $12 - $17 million, or $0.15 - $0.21 per share, on a non-GAAP basis.

•

Amortization of intangibles relating to acquisitions and the non-cash accretion of discount recorded in interest income, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $11 million.

•

Expense associated with equity awards is expected to be approximately $5.7 million, which represents approximately $0.07 per share included in the determination of Celera’s expected non-GAAP loss per share.

•	Celera expects its cash and short-term investments to be between $310 and $320 million at the end of 2010.

The comments in the “Outlook for 2010” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: amortization of purchased intangible assets; restructuring and employee-related charges, including severance expenses; non-cash interest income associated with the termination of the Abbott strategic alliance agreement; the impact of state tax rate changes; and other non-GAAP tax effects. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all items that we exclude from our forward looking non-GAAP financial measures. These items could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the business when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (800) 561-2601, or (617) 614-3518 for international callers, and enter passcode 77725806 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on April 28 until May 5, 2010. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 87331975.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2010” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “plan,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the healthcare and lab services industries is intense and evolving and our product candidates may never result in a commercialized product or achieve the sales goals we expect; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Life Technologies following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (12) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (13) we rely on single source suppliers or a limited number of suppliers of instruments and key components of our products; (14) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

been sold without clearance or approval; (15) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (16) our marketing strategies for clinical laboratory tests, including shifting to local market territories, may be costly and may not be successful; (17) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship, the relationships we have with other collaborators and licensees or enter into other arrangements to develop our products or business; and (18) our business may be disrupted as a result of the departure of sales representatives identified in the now settled litigation with HDL. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our Annual Report on Form 10-K. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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Copyright© 2010. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended
	March 27, 2010	March 28, 2009
Net revenues	$31.4	$45.7
Cost of sales	11.8	14.0

Gross margin	19.6	31.7
Selling, general and administrative	23.7	25.3
Research and development	6.6	7.7
Amortization of purchased intangible assets	2.6	2.5
Employee-related charges, asset impairments and other	0.2	0.7

Operating loss	(13.5)	(4.5)
Interest income, net	1.2	2.1

Loss before income taxes	(12.3)	(2.4)
(Provision) benefit for income taxes	(0.2)	1.0

Net loss	$(12.5)	$(1.4)

Net loss per share
Basic and diluted	$(0.15)	$(0.02)
Weighted average number of common shares (in thousands)
Basic and diluted	81,975	81,737

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
	March 27, 2010	March 28, 2009	Change
Lab Services	$17.5	$28.5	(39)%
% of total revenues	56%	62%
Products	9.9	10.4	(5)%
% of total revenues	31%	23%
Corporate	4.0	6.8	(41)%
% of total revenues	13%	15%

Total revenue	$31.4	$45.7	(31)%

CELERA CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended
	March 27, 2010	March 28, 2009
GAAP net loss	$(12.5)	$(1.4)
Amortization of purchased intangible assets	2.6	2.5
Employee-related charges, asset impairments and other	0.2	0.7
Non-cash interest income	(0.2)	(0.2)
Effect of state tax rate change	—	(0.9)
Other non-GAAP tax effects	0.2	(0.1)

Non-GAAP net (loss) income	$(9.7)	$0.6

Diluted net (loss) income per share
GAAP	$(0.15)	$(0.02)
Non-GAAP	$(0.12)	$0.01

Weighted average number of common shares used to calculate (in thousands)
GAAP diluted net loss per share	81,975	81,737
Non-GAAP diluted net (loss) income per share	81,975	81,785